EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Vyrex Corporation on Forms S-3 (File No. 334-40665) and S-8 (File No. 333-50571) of our report, which contains an explanatory paragraph relating to the Corporation’s ability to continue as a going concern, dated March 10, 2003 on the financial statements of Vyrex Corporation as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001 and for the period from January 2, 1991 (date of inception) to December 31, 2002, which report is included in this Annual Report on Form 10-KSB.

J.H. COHN LLP

San Diego, California

March 10, 2003